Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 15, 2024, with respect to the consolidated financial statements of Gen Digital Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Santa Clara, California
January 31, 2025